UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 31, 2008

Global Gold Corporation (Exact name of registrant as specified in its charter)

Delaware	02-69494	13-3025550
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

45 East Putnam Avenue, Greenwich, CT		06830
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (203) 422-2300 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of July 31, 2008, Global Gold Corporation (the "Company") entered into an agreement to sell all of the Company’s interest in its mining claims and properties in Chile (the “Chilean Interests”) in exchange for five million dollars (“Purchase Price”) to a private company Madre Gold, LLC, a Delaware Limited Liability Company (“MG”). The Company will also receive a production royalty of 2.5%, and will be the operator and developer of the property, providing office space, and services of the Company’s employees and technical assistance for development, production and exploration of the Chilean Interests through August 31, 2009. The sale of the Chilean Interests is subject to final due diligence to be completed before the September 15, 2008 closing date.

The Chilean Interests include one hundred percent of the membership interest in Global Oro LLC and Global Plata LLC, each Delaware limited liability companies which in turn own a hundred percent of Minera Global Chile Limitada, a Chilean company which owns fifty-one percent of Global Gold Valdivia (the “Joint Venture”), a Chilean joint venture company that owns operations in the Valdivia region and Chiloe and Ipun Islands, together with a royalty and related rights in Santa Candelaria.

MG is a privately held company whose owners include Ian Hague, a director and shareholder of the Company. Mr. Hague recused himself from Company decisions related to this transaction, which was approved in accordance with the Company’s good governance standards.

The purchase price is $5,000,000 of which the Company acknowledges that a loan payable exists between the Company and Mr. Ian Hague (a director) and that the purchase price shall be credited against advances made by Mr. Hague in the amount of $3,210,367.12. In the event the sale contemplated is not completed, the purchase price credit of $3,210,367.12 shall be converted to a loan by Mr. Hague to the Company evidenced by a promissory note payable sixty (60) days after the conversion bearing interest at ten percent (10%) per annum. At Mr. Hague’s election, the aforesaid promissory note may be converted into shares of Common Stock of the Company at the conversion rate of the principal amount of the note divided by the Common Stock’s average closing price for the thirty trading days immediately prior to conversion, but not less than $.43 a share.

Production royalty payments commence three months from the date MG’s share of actual or deemed distributions from gold or other metals produced from the Chilean Interests reaches $6.0 million, MG shall or shall cause the Joint Venture to pay to the Company a production royalty of 2.5% of the net smelter returns (“NSR”) from all minerals and mineral containing product produced by the Chilean Interests, all as described in Exhibit 10.1 below.

Item 9.01 Exhibits Exhibit No. Description

10.1	Material Contract – Agreement to sell all of the Company’s interest in its mining claims and properties in Chile
99.1	Press release of Global Gold Corporation dated August 4, 2008, announcing that an agreement has been entered into to sell its Chilean interests

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2008		Global Gold Corporation

	By:	/s/Van Z. Krikorian
	Name:	Van Z. Krikorian
	Title:	Chairman and Chief
Executive Officer